Exhibit 4.5

                                ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this "Agreement") is made as of September 26, 2003, by and among Pharmos Corporation, a corporation incorporated under the laws of Nevada having an address at 99 Wood Avenue South, Suite 301, Iselin, New Jersey 08830 (the "Company"), the purchasers signatory hereto (each an "Purchaser" and together the "Purchasers"), and Feldman Weinstein LLP, with an address at 420 Lexington Avenue, Suite 2620, New York, New York 10170 (the "Escrow Agent"). Capitalized terms used but not defined herein shall have the meanings set forth in the Securities Purchase Agreement referred to in the first recital.

                               W I T N E S S E T H

      WHEREAS, the Company and the Purchasers have entered into a Securities Purchase Agreement, dated September 26, 2003 (the "Purchase Agreement") pursuant to which the Purchasers are purchasing from the Company, the Company's 4% Convertible Debentures due March 31, 2005 (the "Debentures") and Warrants;

      NOW, THEREFORE, it is agreed as follows:

      1. Closing.

            (a) Upon the Escrow Agent's receipt of the $21,000,000 into its master escrow account, together with the Purchasers' executed counterparts of this Agreement, the Purchase Agreement and the Registration Rights Agreement, it shall telephonically advise the Company, or the Company's designated attorney or agent, of the amount of funds it has received into its master escrow account.

            (b) Wire transfers to the Escrow Agent shall be made as follows:

                           STERLING NATIONAL BANK
                           622 3RD AVENUE
                           NEW YORK, NY 10017
                           Account Name: Feldman Weinstein LLP
                           ABA ROUTING NO:
                           ACCT NO:
                           Remark: PARS/[FUND NAME]

            (c) The Company, upon receipt of (i) said notice and (ii) a "transaction form" or related confirmation from the Nasdaq Listing Qualifications Group acknowledging receipt of the Company's Notification
      Form: Listing of Additional Shares regarding the issuance of securities to be issued pursuant to the Purchase Agreement (a copy of which shall be provided to the Escrow Agent), shall deliver to the Escrow Agent the certificates representing the Debentures and the Warrants to be issued to each Purchaser at the Closing together with:

                            (i) the executed counterpart of the Registration Rights Agreement;

                            (ii) the executed opinions of Company Counsel and Nevada Counsel;

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                            (iii) the executed counterpart of the Purchase
      Agreement; and

                            (iv) an executed counterpart of this Escrow
      Agreement.

            (d) In the event that the foregoing items are not in the Escrow Agent's possession within five (5) Trading Days of the Escrow Agent receiving the Subscription Amounts (net of permitted deductions pursuant to the Purchase Agreement), then each Purchaser shall have the right to demand the return of their Subscription Amounts.

            (e) Once the Escrow Agent receives all of the items required to be delivered hereunder, it shall wire 5% of the gross proceeds raised pursuant to the Purchase Agreement per the written instruction of Rodman & Renshaw, Inc. ("Rodman") as its fee in connection with the transaction described herein, $20,000 to Feldman Weinstein LLP for the legal costs and expenses of Rodman, $16,000,000 ("Secured Proceeds") shall be initially transferred into a separate non-interest bearing escrow account of the Escrow Agent ("Escrow Account") and the remaining balance per the written instructions of the Company. Thereafter the Escrow Account shall be maintained by the Escrow Agent in accordance with the terms of this Agreement and may be invested in an interest-bearing government securities or commercial money market fund designated from time to time by the Company and made available by the Escrow Agent's bank. The Escrow Agent, by its execution and delivery of this Agreement, hereby agrees to accept receipt of the Secured Proceeds.

            (f) Once the funds (as set forth above) have been sent per the Company's instructions, the Escrow Agent shall then arrange to have the Purchase Agreement, the Warrants, the Debentures, the Registration Rights Agreement, the Escrow Agreement and the opinions of counsel delivered to the appropriate parties.

            (g) The Escrow Agent shall hold the Secured Proceeds in escrow and not release such proceeds, except as provided herein.

      2. Release of Secured Proceeds upon Conversion of Debentures. At any time after the principal amount outstanding of a Debenture(s) held by a Purchaser has been reduced by an amount at least equal to such Purchaser's Pro Rata Portion of $5,000,000, whether by conversion, redemption or otherwise, upon the conversion by a Purchaser of all or part of the principal amount of the Debentures held by such Purchaser (the "Converted Principal Amount"), whether voluntarily or by means of a Forced Conversion pursuant to the terms of the Debenture, such Purchaser and the Company shall promptly thereafter execute a joint certificate to the Escrow Agent certifying that such Converted Principal Amount has been converted by the Purchaser (a "Conversion Certificate"). Upon receipt of a Conversion Certificate, the Escrow Agent shall release, to the account specified in the written instructions of the Company, the Converted Principal Amount out of the Secured Proceeds. "Pro Rata Portion" is the ratio of (x) such Purchaser's Subscription Amount and (y) the aggregate sum of all of the Subscription Amounts. Notwithstanding anything in this Agreement to the contrary, the Escrow Agent shall only release funds to the Company or a Purchaser, if such release relates solely to a Purchaser, up to such Purchaser's Pro Rata Portion of the Secured Proceeds.

      3. Release of Secured Proceeds upon Monthly Redemption of Debentures. At any time after the principal amount outstanding of a Debenture(s) held by a Purchaser has been reduced by an amount at least equal to such Purchaser's Pro Rata Portion of $5,000,000, whether by conversion, redemption or otherwise, such Purchaser and the Company shall execute a joint certificate to the Escrow Agent certifying that such required Monthly Redemption amounts have been received in full by Purchaser, whether by conversion, redemption or otherwise (a "Redemption Certificate"). Upon receipt of a Redemption Certificate and upon written instructions from the Company to effect a Monthly Redemption, the Escrow Agent shall release to such

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Purchaser its Pro-Rata Portion of the Secured Proceeds in satisfaction of the payment of such Monthly Redemption Amount.

      4. Release of Secured Proceeds Upon Consent of Purchasers. Upon receipt by the Company of written consent of holders of at least 75% of the principal amount of Debentures then outstanding to release any portion of Secured Proceeds, all of the consenting Purchasers and the Company shall execute a joint certificate to the Escrow Agent certifying that consent to release such Secured Proceeds has been obtained, which certificate shall include the amount of Secured Proceeds to be released, representations from each Purchaser as to the outstanding principal amount of Debentures held by it at the time such consent was obtained and a representation by the Company's chief financial officer as to the aggregate principal amount of Debentures outstanding at the time consent was obtained (a "Consent Certificate"). Upon receipt of the Consent Certificate, the Escrow Agent shall release, to the account designated in the written instructions of the Company, such portion of the Secured Proceeds. If less than all of the Secured Proceeds are released, the remaining amount, for purposes of calculating each Purchaser's rights hereunder, shall be re-allocated according to such Purchaser's Pro-Rata Portion. Upon any release of Secured Proceeds pursuant to this Section 4, such Secured Proceeds shall be used solely for purposes of funding an acquisition by the Company.

      5. Release of Secured Proceeds Upon Events of Default under the
Debentures.

            (a) If, on the maturity date of the Debentures, any Debentures shall remain unpaid, then upon receipt by the Escrow Agent of a written notice from a Purchaser holding such Debentures certifying that such Debentures remain unpaid, the Escrow Agent shall release to such Purchaser their Pro Rata Portion of the Secured Proceeds remaining in the Escrow Account relating to such Purchaser (but not more than the amount due under such Debentures then held by such Purchaser and amounts due under the Purchase Agreement to such Purchaser), and such Secured Proceeds shall be applied to reduce amounts due and owing to such Purchaser with the respect to the Debentures and the Purchase Agreement as follows: first, to the payment of fees and expenses, second, to interest payable in cash with respect to the Debentures, and third, to the outstanding principal under the Debentures.

            (b) Following an Event of Default under the Debentures, a Purchaser may, at its option, deliver a certificate to the Escrow Agent and the Company specifying the nature of the Event of Default. If within ten days of receipt of such certificate, the Escrow Agent shall not have received written notice from the Company that it disputes the occurrence of an Event of Default under the Debentures, then the Escrow Agent shall release to such Purchaser such Purchaser's Pro Rata Portion of the Secured Proceeds remaining in the Escrow Account. In the event that the Company does deliver a timely notice to the Escrow Agent and the Purchaser that it disputes such determination, then such dispute shall be resolved between the Company and the Purchaser by arbitration conducted as follows: the arbitration shall be conducted in New York, New York, before an arbitration panel of three arbitrators, one of whom shall be selected by the Purchaser, one of whom shall be selected by the Company, with the remaining arbitrator to be agreed upon by the first two. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Any arbitration decision or award shall be final and conclusive as to the parties to this Agreement and their successors and assigns; judgment upon such decision or award may be entered in any competent Court. In the event that the arbitration shall be decided in favor of the Purchaser, then upon delivery of a written copy of such decision by the Purchaser to the Escrow Agent, the Escrow Agent shall immediately release the Purchaser's Pro Rata Portion of the remaining Secured Proceeds to the Purchaser.

      6. Security Agreement.

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            (a) The Company hereby grants to the Purchasers a continuing security interest in the Secured Proceeds held in the Escrow Account by the Escrow Agent. This Agreement secures the payment or performance of the following obligations (collectively, the "Obligations"): all present and future indebtedness, obligations, covenants, duties and liabilities of any kind or nature of the Company to the Purchasers (or any of them) now existing or hereafter arising under or in connection with the Transaction Documents.

            (b) The Company hereby represents and warrants to the Purchasers as follows:

                            (i) The grant of the security interest in the Secured Proceeds pursuant to this Agreement creates a valid and perfected first priority security interest in the Secured Proceeds, securing payment and performance of the Obligations; and

                            (ii) No consent of any other person or entity and no authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the grant of a security interest in the Secured Proceeds pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Company or (ii) for the perfection or maintenance of the security interest created hereby (including the first priority nature of such security interest).

            (c) Further Assurances.

                  (i) The Company agrees that at any time and from time to time, at the expense of the Company, the Company shall promptly execute and deliver all further instruments, documents and/or control agreements and take all further action, that may be necessary or desirable, or that the Purchasers may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable any Purchaser to exercise and enforce its rights and remedies hereunder with respect to any Secured Proceeds; and

                  (ii) The Company agrees that it will not create or permit to exist any lien upon or with respect to any of the Secured Proceeds, except for the security interest granted pursuant to this Agreement. Notwithstanding the fact that the Company acknowledges and agrees that the filing of a financing statement is not required in order perfect the security interest in the Secured Proceeds, the Company consents to the Purchasers filing UCC-1s or other documents required to perfect the security interested granted hereunder.

      7. Condition to Escrow Agent's Duties. The acceptance by the Escrow Agent of its duties as such under this Agreement is subject to the following terms and conditions, which all of the parties to this Agreement hereby agree shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent:

            (a) The Escrow Agent is not a party to, nor is it bound by, any other agreement by which the other parties hereto may be bound (whether or not it has knowledge of such), other than as expressly herein set forth.

            (b) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other document which the Escrow Agent, in good faith, believes to be genuine and what it purports to be. No waiver or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act. If the Escrow Agent reasonably requires other or further instruments in connection with this Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

            (c) The Escrow Agent shall be indemnified and held harmless by the Company and the Purchasers, jointly and severally, from and against any and all loss, expense, fees (including attorneys' fees) and damages that may be incurred by the Escrow Agent as a result of its agreeing to act in such capacity and its performance of this Agreement. The Escrow Agent shall not be obligated to any party for any error in judgment or for any act done or steps taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection therewith, except as a result of its own gross negligence or willful misconduct. This indemnity includes the costs of enforcing the indemnification (including attorneys' fees).

            (d) The Escrow Agent may consult with or retain legal counsel in connection with any dispute or question as to the construction of any of the provisions hereof or with regard to its duties and shall be held harmless and protected by the Company and the Purchasers in acting in good faith in accordance with the instructions of such counsel. Such counsel's fees and expenses shall be paid as set forth in Paragraph 7(f) hereof. The Escrow Agent may represent itself at its usual rates.

            (e) The Escrow Agent shall not be responsible or liable for the default or misconduct of its agents, attorneys or employees, if they are selected with reasonable care.

            (f) The Company will pay the Escrow Agent's fees (at the Escrow Agent's customary hourly rate for legal services) and out-of-pocket disbursements for time spent in performing its duties under this Agreement, and if any of Escrow Agent's invoices are not paid in full within 30 days, the Escrow Agent is directed to pay itself directly from the Escrow Account; provided that if fees are taken directly from the Escrow Account by the Escrow Agent, the Purchasers shall have no claim against the Escrow Agent for such funds but shall have a claim against the Company for reimbursement. The Company shall promptly replenish any funds that are disbursed to the Escrow Agent from the Escrow Account.

            (g) No modification of this Agreement shall, without the consent of the Escrow Agent and all other parties hereto, modify the provisions of this Agreement relating to the duties, obligations or rights of the Escrow Agent. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.

      8. Conflict with Respect to Secured Proceeds.

            (a) In the event the Escrow Agent before the termination of the escrow receives or becomes aware of conflicting demands or claims with respect to this escrow or the Secured Proceeds, the Escrow Agent shall have the right to discontinue any or all further acts on its part until such conflict is resolved to its satisfaction.

            (b)The Escrow Agent shall have the further right to commence or defend any action or proceedings for the determination of such conflict. The Company and the Purchasers jointly and severally agree to pay all costs, damages, judgments and expenses, including reasonable attorneys' fees, suffered or incurred by the Escrow Agent in connection with or arising out of this escrow in the event of bona fide conflicting claims or demands with respect to this escrow, including, but without limiting the generality of the foregoing, a suit in interpleader brought by the Escrow Agent. In the event the Escrow Agent files a suit in interpleader, it shall thereupon be fully released and discharged from all further obligations to perform any and all duties or obligations imposed upon it by this Agreement (except it may not release the Secured Proceeds except as designated by the court).

      9. Acknowledgement. All parties hereto agree that the Escrow Agent is counsel for Rodman, placement agent in connection with the consummation of the Purchase Agreement and shall be entitled to represent such placement agent with respect to the Purchase Agreement and the transactions contemplated thereunder. The Company and each Purchaser hereby waives any right or claim to object to such legal representation by Escrow Agent of the placement agent, and further agrees that nothing in this Agreement or contemplated hereby shall constitute a waiver of any attorney-client, work product or other privilege.

      10. Resignation of Escrow Agent. The Escrow Agent may at any time resign hereunder by giving written notice of its resignation to the Company and the Purchasers, at least ten (10) days prior to the date specified for such resignation to take effect, and upon the effective date of such resignation, all property then held by the Escrow Agent hereunder shall be delivered by it to such person as may be designated by the Company and the Purchasers, in writing, whereupon all the Escrow Agent's obligations hereunder shall cease and terminate. If no such person shall have been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate. The Escrow Agent's sole responsibility thereafter shall be to keep safely all property then held by it and to deliver the same to a person designated by the parties hereto or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, or to file a suit in interpleader as provided in Paragraph 8 above.

      11. Interest on Secured Proceeds. Except as otherwise provided in Section 1(e), the Escrow Agent shall deposit the Secured Proceeds in a non-interest-bearing account.

      12. Successors and Assigns. Purchasers may assign their rights hereunder in connection with the transfer of Debentures, provided that: (i) such transfer is for at least $500,000 in principal amount of Debentures (or such lesser amount representing the remaining amount outstanding under the Debentures held by a Holder) and (ii) the transferee of Debentures agrees in writing to be bound by the terms of this Agreement. In such event the Secured Proceeds for the transferred Debentures shall be transferred to a new Escrow Account for the transferee. The Company may not assign its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns.

      13. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND THE PARTIES AGREE AND CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN NEW YORK COUNTY, NEW YORK IN ANY ACTION OR PROCEEDING HEREUNDER, AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED (WHICH SHALL CONSTITUTE "PERSONAL SERVICE").

      14. Amendment. No provision of this Agreement may be amended or waived without the prior written consent of the Company and all the Purchasers; provided, that any provision relating to the duties, obligations and rights of the Escrow Agent shall in addition require the approval of the Escrow Agent, as provided in paragraph 5(g) above.

      15. Notices. All notices or other communications between the parties contemplated under, or relating to, this Agreement shall be in writing, shall be signed by each person giving such notice or communication,

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and shall be delivered by hand, reputable overnight courier or by certified mail, return receipt requested, to the parties at their respective addresses set forth above or to such other address as to which the sending party has received written notice in accordance with this Paragraph 15.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                PHARMOS CORPORATION

                                By: /S/ ROBERT W. COOK
                                    ------------------
                                        Name:  Robert W. Cook
                                        Title: Executive Vice President and
                                        Chief Financial Officer


                                ESCROW AGENT:
                                FELDMAN WEINSTEIN LLP

                                By: /S/ ROBERT CHARRON
                                        Name:  Robert Charron
                                        Title: Partner

                      [PURCHASERS' SIGNATURE PAGES FOLLOW]